Nuveen NASDAQ 100 Dynamic Overwrite Fund 424B2

Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Nuveen Nasdaq 100 Dynamic Overwrite Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares $0.01 par value per share	Other(1)	6,093,052	$23.93(1)	$145,806,734.36(1)	0.00014760	$21,521.07
Fees Previously Paid	Equity	Common Shares, $0.01 par value per share	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares, $0.01 par value per share	Rule 415(a)(6)	1,971,792	$23.05	$45,449,805.60(2)	0.0001212(3)	—	N-2	333-230438	April 25, 2019	$5,508.52(4)
	Total Offering Amounts							$27,029.59(5)
	Total Fees Previously Paid							$5,508.52
	Total Fee Offsets							—
	Net Fee Due							$21,521.07

(1) The Registrant is relying upon Rule 457(c) under the Securities Act of 1933 (“Securities Act”) to calculate the registration fee. The maximum aggregate offering price is estimated solely for purposes of determining the registration fee based on the average of the high and low sales prices of the shares of Common Shares, as reported by the New York Stock Exchange on May 16, 2024, in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.

(2) The maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3) The then-current fee rate was $121.20 per $1,000,000.

(4) Pursuant to Rule 415(a)(6) under the Securities Act, this prospectus supplement includes 1,971,792 unsold Common Shares that were carried forward on the Registrant’s Registration Statement filed on April 30, 2024 (File No. 333-279013), to which this prospectus supplement relates (the “2024 Registration Statement”). Such unsold Common Shares were initially registered on the Registrant’s prior Registration Statement (File No. 333-230438), which was declared effective on April 30, 2019 (the “2019 Registration Statement”), and then subsequently carried forward in a prospectus supplement relating to a later Registration Statement (File No. 333-255685), which went automatically effective on April 30, 2021 (the “2021 Registration Statement”). In connection with the registration of the 1,971,792 unsold Common Shares from the 2019 Registration Statement, which were carried forward on the 2021 Registration Statement and 2024 Registration Statement, the Registrant paid registration fees of $5,508.52, which will continue to be applied to such unsold Common Shares.

(5) The total registration fee of $27,029.59 includes $5,508.52 of filing fees previously paid in connection with the 2019 Registration Statement, which are attributable to the 1,971,792 unsold Common Shares that were carried forward on the 2021 Registration Statement and 2024 Registration Statement. Accordingly, the registration fee due in connection with this prospectus supplement is $21,521.07, which is the amount attributable only to the newly registered securities.